Exhibit (c)(5)
Petroleum Development Corporation April 2011 in its Capacity as Managing General Partner of PDC 2005-A LP PDC 2005-A Discussion Materials for the Special Transaction Committee of the Board of Directors Confidential w w w . H L . c o m U . S . 8 0 0 . 7 8 8 . 5 3 0 0 E u r o p e + 4 4 . 2 0 . 7 8 3 9 . 3 3 5 5 H o n g K o n g + 8 5 2 . 3 5 5 1 . 2 3 0 0 J a p a n + 8 1 . 3 . 4 5 7 7 . 6 0 0 0 Los Angeles o New York o Chicago o San Francisco o Minneapolis o Washington, D.C. o Dallas o Atlanta o London o Paris o Frankfurt o Hong Kong o Tokyo o Beijing

Petroleum Development Table of Contents Corporation Tab Transaction Background 1 Financial Analysis 2 Appendix 1

Petroleum Development Disclaimer Corporation The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey's engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Partnership or any other party and has no obligation to evaluate the solvency of the Partnership or any other party under any law.

Petroleum Development Disclaimer Corporation All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets , projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Partnership or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory services to clients. Houlihan Lokey’ s personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey’s or its affiliates’ proprietary interests may conflict with the Company’s interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise companies mentioned in the materials.

Transaction Background

Transaction Summary of Transaction Terms Background Relevant Parties: Aggregate Transaction Consideration of Proposed Transaction: Petroleum Development Corporation (the "Company") $15.835 million in cash DP 2004 Merger Sub, LLC ("Merger Sub") Per LP interest transaction consideration of $8,060 in cash PDC 2005-A Limited Partnership (the "Partnership") Form of Consideration: Financing: Cash Cash on hand and / or the Company's revolving credit facility Form of Transaction: Voting: Merger Majority of the outstanding limited partnership interest other than the LP interest held by the Company This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. Source: Agreement and Plan of Merger, dated as of November 16, 2010, by and among the Company, Merger Sub and the Partnership, as modified by the Proposal Letter dated as February 28, 2010 to the Special Transaction Committee.

Transaction Asset Reserve Summary Background Reserve Summary Gas NGLs Oil Total (MMcf) (MBbl) (MBbl) (MMcfe) Proved Reserves: Proved reserves, January 1, 2009 10,995 - 500 13,995 Revisions of previous estimates (1,251) - (45) (1,521) Production (768) - (22) (900) Proved reserves, December 31, 2009 8,976 - 433 11,574 Revisions of previous estimates (445) 102 37 389 Production (675) (4) (22) (831) Proved reserves, December 31, 2010 7,856 98 448 11,132 Proved Developed Reserves, as of: December 31, 2009 7,739 - 129 8,513 December 31, 2010 6,913 24 133 7,855 Proved Undeveloped Reserves, as of: December 31, 2009 1,237 - 304 3,061 December 31, 2010 943 74 315 3,277 Source: December 31, 2010 Form 10-K. 6

Transaction Ownership Summary Background PDC Partnership Ownership Percentage Interests Percentage Non-PDC Owned LP Interests(1) 1,964.66 78.71% PDC Owned LP Interests 32.21 1.29% PDC GP Interest(2) 499.22 20.00% Total Interests Including GP 2,496.09 100.0% (1) Non-PDC Owned Interests are the only interests eligible to vote regarding the approval of the Transaction. (2) GP Interest is 20% with no voting rights. Share count represents hypothetical shares used to calculate value per interest. Source: PDC 2005-A December 31, 2010 Form 10-K and Company management. 7

Financial Analysis

Financial Analysis Financial Analysis Summary - Current Offer LP Interest Valuation Reference Range1 $15,000 $13 ,000 $11,000 Interest $10,031 $10,046 $10,046 LP $9,000 $7,721 r $9,132 Price Pe $7,764 $7,802 $7,802 $7,000 $7,306 $6,927 $6,618 Proposed Transaction Consideration $5,573 of $8,060 per LP Interest $5,000 $3,000 Proved + Probable Proved Reserves LTM Daily Production 2011E EBITDA Proved Reserves LTM Daily Production 15.0% - 18.0% $1.25 - $1.75 $8.00 - $11.00 6.00x - 7.00x $1.75 - $2.25 $10.00 - $11.00 Discount Rate ($/Mcfe) ($/MMcfre/d) ($/Mcfe) ($/MMcfe/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) (1) No particular weight was attributed to any analysis. Houlihan Lokey's analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production - all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. Note: Risking for proved reserves - Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%. 9

Financial Analysis Financial Analysis Summary - Current Offer LP Interest Valuation Reference Range1 $15,000 $13 ,000 $11,000 Interest $10,031 $10,046 $10,046 LP $9,000 $7,721 r $9,132 Price Pe $7,764 $7,802 $7,802 $7,000 $7,306 $6,927 $6,618 Proposed Transaction Consideration $5,573 of $8,060 per LP Interest $5,000 $3,000 Proved + Probable Proved Reserves LTM Daily Production 2011E EBITDA Proved Reserves LTM Daily Production 15.0% - 18.0% $1.25 - $1.75 $8.00 - $11.00 6.00x - 7.00x $1.75 - $2.25 $10.00 - $11.00 Discount Rate ($/Mcfe) ($/MMcfre/d) ($/Mcfe) ($/MMcfe/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) (1) No particular weight was attributed to any analysis. Houlihan Lokey's analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production - all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. Note: Risking for proved reserves - Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%. 9 Financial Analysis Financial Analysis Summary - Old Offer LP Interest Valuation Reference Range1 as of 11.8.2010 $15,000 0 $13,000 $11,000 Interest $9,844 $9,272 P $8,949 $9,000 Price Per L $8,113 $7,049 $8,054 $6,604 $6,503 $7,000 $7,159 $6,954 Proposed Transaction Consideration $6,260 $5,795 of $7,000 per LP Interest $5,000 $5,588 $5,419 $3,000 Proved + Probable Proved Reserves LTM Daily Production 2010E EBITDA 2011E EBITDA Proved Reserves LTM Daily Production 14.0% - 17.0% Discount $1.25 - $1.75 $8.00 - $11.00 5.50x - 6.50x 5.00x - 6.00x $1.50 - $2.00 $9.00 - $10.00 Rate ($/Mcfe) ($/MMcfre/d) ($/Mcfe) ($/MMcfe/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) (1) No particular weight was attributed to any analysis. Houlihan Lokey's analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production - all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of March 5, 2010. Note: Risking for proved reserves - Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%. 10

Financial Analysis Financial Analysis Summary - Current Offer LP Interest Valuation Reference Range1 $15,000 $13 ,000 $11,000 Interest $10,031 $10,046 $10,046 LP $9,000 $7,721 r $9,132 Price Pe $7,764 $7,802 $7,802 $7,000 $7,306 $6,927 $6,618 Proposed Transaction Consideration $5,573 of $8,060 per LP Interest $5,000 $3,000 Proved + Probable Proved Reserves LTM Daily Production 2011E EBITDA Proved Reserves LTM Daily Production 15.0% - 18.0% $1.25 - $1.75 $8.00 - $11.00 6.00x - 7.00x $1.75 - $2.25 $10.00 - $11.00 Discount Rate ($/Mcfe) ($/MMcfre/d) ($/Mcfe) ($/MMcfe/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) (1) No particular weight was attributed to any analysis. Houlihan Lokey's analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production - all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. Note: Risking for proved reserves - Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%. 9 Financial Analysis Financial Analysis Summary - Old Offer LP Interest Valuation Reference Range1 as of 11.8.2010 $15,000 0 $13,000 $11,000 Interest $9,844 $9,272 P $8,949 $9,000 Price Per L $8,113 $7,049 $8,054 $6,604 $6,503 $7,000 $7,159 $6,954 Proposed Transaction Consideration $6,260 $5,795 of $7,000 per LP Interest $5,000 $5,588 $5,419 $3,000 Proved + Probable Proved Reserves LTM Daily Production 2010E EBITDA 2011E EBITDA Proved Reserves LTM Daily Production 14.0% - 17.0% Discount $1.25 - $1.75 $8.00 - $11.00 5.50x - 6.50x 5.00x - 6.00x $1.50 - $2.00 $9.00 - $10.00 Rate ($/Mcfe) ($/MMcfre/d) ($/Mcfe) ($/MMcfe/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3) (1) No particular weight was attributed to any analysis. Houlihan Lokey's analysis assumes tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production - all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of March 5, 2010. Note: Risking for proved reserves - Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%. 10 Financial Analysis Summary of Reserve Report Changes Cumulative Production Annual Production 7,000 4,000 800 6,000 3,500 700 CFE CFE 3,000 600 5,000 2,500 500 4,000 MMCFE 2,000 400 3,000 1,500 300 id Lines = PDP in MM 2,000 ed Lines = PUD in MM 1 ,000 200 Sol Dott 1,000 500 100 0 0 0 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Annual Capital Expenditure (PUD Only) Key 3,500 Solid Line = Proven, Developed, Producing (PDP) 3,000 Dotted Line = Proven, Undeveloped (PUD) thousands 2,500 2,000 = 2010 Reserve Report Data 1,500 = 2009 Reserve Report Data dollars in 1,000 500 0 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 11

Financial Analysis

Financial Analyses Summary Multiples

Summary of Selected Multiples[1]

Financial Metric	Statistic / Representative Levels[2]	Selected Multiples Low	Selected Multiples High	Implied Value Reference Range Per LP Interest[4] Low	Implied Value Reference Range Per LP Interest[4] High
Discounted Cash Flow Analysis[3]:					
Discount rate of 15% - 18%				$6,927	$7,764
Selected Transaction Analysis:					
Enterprise Value / Proved reserves[5] ($/Mcfe)	11.1 Bcfe	$1.25	$1.75	$5,573	$7,802
Enterprise Value / LTM Daily production[6] ($/Mcfe/d)	2.3 MMcfe/d	$8.00	$11.00	$7,306	$10,046
Selected Companies Analysis:					
Enterprise Value / '11 EBITDA (Multiple)	$2.8 MM	6.00x	7.00x	$6,618	$7,721
Enterprise Value / Proved reserves[5] ($/Mcfe)	11.1 Bcfe	$1.75	$2.25	$7,802	$10,031
Enterprise Value / LTM Daily production[6] ($/Mcfe/d)	2.3 MMcfe/d	$10.00	$11.00	$9,132	$10,046

(1) No particular weight was attributed to any analysis.
(2) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011.
(3) Figures assume risked proved reserves and production – all properties.
(4) Based on 78.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,964.66 detailed on page 7.
(5) Per Company filings.
(6) Estimated production is calculated based on the trailing twelve month period using the December 31, 2010 Form 10-K.
Note: Risking for proven reserves – PDP: 100%, PUD: 75%.
Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day.

HOULIHAN LOKEY | 12

Financial Analysis Financial Analyses Summary Multiples Summary of Selected Multiples1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(4) Financial Metric Levels(2) Low High Low High Discounted Cash Flow Analysis(3): Discount rate of 15% - 18% $6,927 $7,764 Selected Transaction Analysis: Enterprise Value / Proved reserves(5) ($/Mcfe) 11.1 Bcfe $1.25 $1.75 $5,573 $7,802 Enterprise Value / LTM Daily production(6) ($/Mcfe/d) 2.3 MMcfe/d $8.00 $11.00 $7,306 $10,046 Selected Companies Analysis: Enterprise Value / '11 EBITDA (Multiple) $2.8 MM 6.00x 7.00x $6,618 $7,721 Enterprise Value / Proved reserves(5) ($/Mcfe) 11.1 Bcfe $1.75 $2.25 $7,802 $10,031 Enterprise Value / LTM Daily production(6) ($/Mcfe/d) 2.3 MMcfe/d $10.00 $11.00 $9,132 $10,046 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Figures assume risked proved reserves and production - all properties. (4) Based on 78.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,964.66 detailed on page 7. (5) Per Company filings. (6) Estimated production is calculated based on the trailing twelve month period using the December 31, 2010 Form 10-K. Note: Risking for proven reserves - PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day. 12

Financial Analysis Selected Transactions Analysis Summary1 Summary of Selected Multiples Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Transaction Analysis: Enterprise Value / Proved reserves(4) ($/Mcfe) 11.1 Bcfe $1.25 $1.75 $5,573 $7,802 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 2.3 MMcfe/d $8.00 $11.00 $7,306 $10,046 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Based on 78.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,964.66 detailed on page 7. (4) Per Company filings. (5) Estimated production is calculated based on the trailing twelve month period using the December 31, 2010 Form 10-K. Note: Risking for proven reserves - PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day 14

Financial Analysis Selected Transactions Analysis(1) Transaction Value(2) / Transaction Proved(3) Dly. Prod.(4) Announced Buyer Seller Value(2) ($/Mcfe) ($/MMcfe/d) 9/23/2010 NorthWestern Corporation Undisclosed private company $11 $1.50 $8.36 9/15/2010 Denbury Resources Incorporated Undisclosed $115 $0.08 7/21/2010 Double Eagle Petroleum Company SM Energy Company $8 $0.87 6/29/2010 Enerplus Resources Fund Undisclosed $108 $10.00 5/13/2010 China Investment Corporation Ltd Penn West Energy Trust $592 $4.16 $13.45 5/13/2010 Gulfport Energy Corporation Undisclosed private company $8 $1.44 $28.70 3/18/2010 Opon International LLC Delta Petroleum Corporation(5) $400 $1.33 $9.73 1/5/2010 Noble Energy Incorporated Suncor Energy Incorporated $494 $1.22 $6.38 11/9/2009 Rise Energy Ltd Teton Energy Corporation $19 $0.71 $2.94 8/10/2009 Williams Companies Inc Orion Energy Partners $258 $0.65 $4.03 4/23/2009 Puckett Land Company Teton Energy Corporation $10 $2.51 4/2/2009 Noble Energy Incorporated Teton Energy Corporation $4 $1.33 3/3/2009 Undisclosed Berry Petroleum Company $154 $1.11 $7.78 2/23/2009 Longview Fund LP South Texas Oil Company $10 $3.20 $38.58 10/10/2008 SandRidge Energy Inc Tom L Ward $60 $1.40 9/25/2008 Occidental Petroleum Corporation Plains Exploration ’ Production Co $1,250 $2.26 $16.07 12/31/2007 Tracinda Corp Delta Petroleum Corporation $585 $1.59 $10.25 /17/2007 Occidental Petroleum Corporation Plains Exploration Production Co $1,550 $2.81 $19.14 9/26/2007 Teton Energy Corporation Delta Petroleum Corporation $38 $5.00 9/26/2007 Delta Petroleum Corporation Teton Energy Corporation $38 $15.20 5/14/2007 Newfield Exploration Company Stone Energy Corporation $578 $2.63 $13.14 4/18/2007 Plains Exploration & Production Co Laramie Energy LLC $945 $2.13 $22.69 1/7/2007 Forest Oil Corporation The Houston Exploration Company $1,827 $2.42 $7.84 12/31/2006 Quantum Resources Management LLC Pioneer Natural Resources Company $5 $1.48 $8.71 12/12/2006 Petroleum Development Corporation EXCO Resources Incorporated $133 $3.64 10/20/2006 Petroleum Development Corporation Unioil $17 $3.40 $23.13 8/9/2006 Black Hills Corporation Undisclosed $24 $1.04 $17.11 7/20/2006 Marathon Oil Corporation Petroleum Development Corporation $354 $1.97 6/12/2006 JANA Partners LLC The Houston Exploration Company $1,890 $2.70 $8.98 5/10/2006 Individual Investor SandRidge Energy Inc $572 $1.85 $19.05 3/9/2006 Black Hills Corporation Koch Exploration Company; Koch Industries Inc $51 $1.27 $26.50 2/22/2006 Citation Oil & Gas Corporation Meritage Energy Partners LLC $62 $1.28 $8.20 2/9/2006 Noble Energy Incorporated United States Exploration Inc $411 $1.22 $15.12 1/27/2006 Berry Petroleum Company Undisclosed private company $159 $3.19 $83.00 11/16/2005 Texas American Resources Company Undisclosed $70 $1.24 $11.67 10/31/2005 Hilcorp Energy Company; Undisclosed Kerr-McGee Corporation $243 $1.49 $8.05 High $1,890 $4.16 $83.00 Mean $363 $1.84 $14.83 Median $124 $1.49 $10.13 Low $4 $0.08 $1.33 Multiples Summary for High $70 $3.40 $38.58 Transactions Under $100 Mean $27 $1.57 $14.14 Median $18 $1.34 $10.19 million(6) Low $4 $0.71 $1.33 (1) No transaction used in this analysis for comparative purposes is identical to the Transaction. (2) Transaction Value refers to implied enterprise value of target company or target assets, based on the announced transaction equity price and other public information available at the time of the announcement. (3) Based on proved reserves announced in transaction filing. (4) Based on production announced in transaction filing (5) Assumes $50 million warrant value and Herold's valuation of $298 million for the 2P reserves. (6) Highlighted Transaction are under $100 million in transaction value. 15 Source: John S. Herold.

Financial Analysis Comparable Companies Analysis Summary Summary of Selected Multiples1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Companies Analysis: Enterprise Value / '11 EBITDA (Multiple) $2.8 MM 6.00x 7.00x $6,618 $7,721 Enterprise Value / Proved reserves(4) ($/Mcfe) 11.1 Bcfe $1.75 $2.25 $7,802 $10,031 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 2.3 MMcfe/d $10.00 $11.00 $9,132 $10,046 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Based on 78.7% ownership of the Partnership with LP interests outstanding and not owned by PDC of 1,964.66 detailed on page 7. (4) Per Company filings. (5) Estimated production is calculated based on the trailing twelve month period using the December 31, 2010 Form 10-K. Note: Risking for proven reserves - PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day 16

Financial Analysis

Selected Companies Analysis[1,2]

Selected Comparable Multiples

Companies	Stock Price[6]	% 52 wk high[6]	Dividend Yield[7]	Equity value[6,8]	Enterprise value[3]	Reserves[4] (Bcfe)	% Gas[4]	% PUD[4]	R/P[4]	Enterprise Value[3]/ EBITDA[5] '11E[9]	Enterprise Value[3]/ Reserves[4] ($/Mcfe)	Enterprise Value[3]/ Dly. Prod.[4] ($/Mmcfe/d)
Cabot Oil & Gas Corporation	$53.22	97%	0.2%	5,618	6,537	2,701	98%	36%	20.7	10.4x	$2.42	$18.27
Berry Petroleum Co.	51.78	98%	0.6%	2,780	3,894	1,627	39%	51%	22.7	7.7x	2.39	19.87
Bill Barrett Corp.	41.54	96%	0.0%	1,975	2,321	1,118	93%	52%	11.6	5.2x	2.08	8.78
Warren Resources Inc.	4.92	80%	0.0%	356	420	130	53%	27%	12.4	10.8x	3.24	14.64
Gasco Energy Inc.	0.47	75%	0.0%	60	84	43	93%	0%	9.8	NA	1.98	7.08
Double Eagle Petroleum Co.	9.19	77%	0.0%	103	173	115	98%	35%	12.6	NA	1.50	6.89
Petroleum Development Corporation	$47.43	96%	0.0%	1,248	1,395	861	76%	65%	22.9	7.3x	$1.62	$13.54
Low		**75%**	**0.0%**	**$60**	**$84**	**43**	**39%**	**0%**	**9.8**	**5.2x**	**$1.50**	**$6.89**
High		**98%**	**0.6%**	**$5,618**	**$6,537**	**2,701**	**98%**	**65%**	**22.9**	**10.8x**	**$3.24**	**$19.87**
Median		**96%**	**0.0%**	**$1,248**	**$1,395**	**861**	**93%**	**36%**	**12.6**	**7.7x**	**$2.08**	**$13.54**
Mean		**88%**	**0.1%**	**$1,734**	**$2,118**	**942**	**79%**	**38%**	**16.1**	**8.3x**	**$2.18**	**$12.72**

(1) No company used in this analysis for comparative purposes is identical to the Partnership.
(2) Although Delta Petroleum has similar assets to the Partnership, they were excluded due to its lack of comparable financial situation
(3) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interest – cash and cash equivalents.
(4) Reserves refers to proved reserves from the most recently published 10-K. Daily production based on latest reported average annual production as reported in the 10K.
(5) EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization..
(6) Based on closing prices as of April 6, 2011.
(7) Equals the most recent distribution annualized and divided by the current stock price.
(8) Based on fully diluted shares.
(9) Multiples based on forward looking financial information may have been calendarized.
NA: refers to not available
Sources: Capital IQ, public filings, and Bloomberg.

HOULIHAN LOKEY | 17

Appendix

Appendix

Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Berry Petroleum Co.	$1,114.3	$0.0	$2,780.2	$3,894.5	40.1%	28.6%	0.0%	71.4%
Bill Barrett Corp.	404.4	0.0	1,975.1	2,379.5	20.5%	17.0%	0.0%	83.0%
Gasco Energy Inc.	26.4	0.2	59.7	86.3	44.3%	30.6%	0.3%	69.1%
Warren Resources Inc.	74.6	0.1	356.2	430.9	20.9%	17.3%	0.0%	82.7%
Cabot Oil & Gas Corporation	975.0	0.0	5,617.9	6,592.9	17.4%	14.8%	0.0%	85.2%
Double Eagle Petroleum Co.	32.5	40.3	102.7	175.5	31.7%	18.5%	22.9%	58.5%
Petroleum Development Corporation	200.9	0.0	1,247.9	1,448.8	16.1%	13.9%	0.0%	86.1%
Breitburn Energy Partners L.P.	528.1	0.0	1,243.9	1,772.0	42.5%	29.8%	0.0%	70.2%
EV Energy Partners LP	619.0	0.0	1,678.5	2,297.5	36.9%	26.9%	0.0%	73.1%
Constellation Energy Partners LLC	165.0	6.7	55.1	226.7	299.7%	72.8%	2.9%	24.3%
Median	$302.7	$0.0	$1,245.9	$1,610.4	34.3%	22.7%	0.0%	72.2%
Mean	$414.0	$4.7	$1,511.7	$1,930.5	57.0%	27.0%	2.6%	70.4%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Berry Petroleum Co.	2.11	1.50	5.25%	1.20%	16.6%	7.8%	0.0%	14.1%
Bill Barrett Corp.	1.51	1.25	5.25%	1.81%	14.1%	9.9%	0.0%	13.4%
Gasco Energy Inc.	1.32	0.91	5.25%	6.36%	17.7%	3.4%	0.0%	13.2%
Warren Resources Inc.	2.04	1.69	5.25%	2.94%	18.0%	3.4%	8.0%	15.5%
Cabot Oil & Gas Corporation	1.32	1.12	5.25%	1.01%	12.3%	6.1%	0.0%	11.4%
Double Eagle Petroleum Co.	1.75	1.33	5.25%	6.36%	19.9%	4.5%	9.3%	14.6%
Petroleum Development Corporation	1.86	1.60	5.25%	1.82%	16.0%	12.0%	0.0%	15.4%
Breitburn Energy Partners L.P.	1.01	0.71	5.25%	1.82%	11.5%	6.0%	0.0%	9.9%
EV Energy Partners LP	1.51	1.10	5.25%	1.82%	14.1%	3.4%	0.0%	11.2%
Constellation Energy Partners LLC	1.61	0.40	5.25%	6.36%	19.2%	4.8%	0.0%	8.1%
Median	1.56	1.19			16.3%	5.4%	0.0%	13.3%
Mean	1.60	1.16			15.9%	6.1%	1.7%	12.7%

1. Debt amount based on most recent public filing as of 04/06/2011.
2. Preferred stock amount as stated in most recent public filing as of 04/06/2011.
3. Equity market value based on closing price on 04/06/2011 and on reported fully-diluted shares as of 04/06/2011.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on actual beta per Bloomberg; 5 year weekly as of 04/06/2011.
*6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)).*
7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196.
*9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of as of 04/06/2011, based on 20-year U.S. Treasury Bond Yield.*
10. Based on selected company weighted average interest rate per most recent public filings.
11. Based on selected company weighted average preferred dividend per most recent public filings.
*12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.*

HOULIHAN LOKEY | 19

Appendix Weighted Average Cost of Capital Summary Summary Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC Risk Free Rate of Return1 4.37% Debt to Equity Market Value5 29.4% Selected Unlevered Beta6 1.19 Equity Risk Premium2 5.25% Debt to Total Capitalization5 22.7% Computed Levered Beta7 1.54 Size Premium3 6.36% Preferred Stock to Total Capitalization5 0.0% Cost of Equity8 18.8% Tax Rate4 0.00% Equity Market Value to Total Capitalization5 77.3% Cost of Debt5 5.4% Cost of Preferred Stock5 0.0% Computed Weighted Average Cost of Capital9 15.8% Company Specific Decile B 1.41 Weighted Average Cost of Capital based on PETD Observed Beta10 15.4% Weighted Average Cost of Capital basd on PETD Observed Beta and Partnership Size Premium11 19.3% Market Assumptions Capital Structure Assumptions Assuming No Debt Cost of Equity for Computed WACC Risk Free Rate of Return1 4.37% Debt to Equity Market Value 0.0% Selected Unlevered Beta6 1.19 Equity Risk Premium2 5.25% Debt to Total Capitalization 0.0% Computed Levered Beta7 1.19 Size Premium3 6.36% Preferred Stock to Total Capitalization 0.0% Cost of Equity8 17.0% Tax Rate4 0.00% Equity Market Value to Total Capitalization 100.0% Cost of Debt 0.0% Cost of Preferred Stock 0.0% Computed Weighted Average Cost of Capital 17.0% Check Selected Company Decile with MM and Trans Approaches Selected Weighted Average Cost of Capital Range 15.0% - - 18.0% 1. Risk Free Rate of Return as of 04/06/2011, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196. 4. As per Petroleum Development Corporation management. 5 . Based on review of corresponding metrics of selected companies listed on previous page. 6. Based on review of selected companies' unlevered betas listed on previous page. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 - Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 - Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitaliz Based on "Cost of Equity for Computed WACC" and Market and Capital Structure Assumptions. 10. Represents the Company's actual cost of capital based on actual observed Beta, cost of debt, size risk premium and capital structure. 11. Represents the Company's cost of capital based on actual observed Beta, cost of debt, and capital structure, assuming the same size risk premium as the Partnership. Sources: Bloomberg, CapIQ and Company Management 20

Appendix Hedge Summary Summary of Hedges with Current Strip Pricing as of 04/06/2011 2011 2012 2013 2011 2012 2013 NYMEX Strip - 04/06/2011 West Texas Intermediate ($/BBL) $110.25 $108.59 $105.17 $110.25 $108.59 $105.17 Henry Hub ($/MMBTU) $4.47 $4.97 $5.37 $4.47 $4.97 $5.37 CIG Strip - 4/06/2011 West Texas Intermediate ($/BBL) $101.44 $100.03 $96.60 $101.44 $100.03 $96.60 Henry Hub ($/MMBTU) $3.46 $3.96 $4.36 $3.46 $3.96 $4.36 Collars Fixed-Price Swaps Natural Gas Natural Gas CIG: NYMEX: Quantity (MMBtu) 0.0 Quantity (MMBtu) 333.2 379.1 373.5 Ceiling ($/MMBtu) $9.45 Weighted Average Price ($/MMBtu) $6.76 $6.98 $7.12 Floor ($/MMBtu) $4.75 Expected Cash Flow $764 $761 $654 Cash Flow $0 Oil NYMEX: NYMEX: Quantity (MMBtu) 0.0 28.6 Quantity (MMbls) 4.5 Ceiling ($/MMBtu) $8.30 $8.27 Weighted Average Price ($/Bbl) $70.75 Floor ($/MMBtu) $5.75 $6.00 Expected Cash Flow ($177) Cash Flow $0 $29 CIG Basis Protection Swaps Natural Gas Quantity ($/MMBtu) 333.2 407.7 373.5 Weighted Average Price ($1.88) ($1.88) ($1.88) Expected Cash Flow ($290.7) ($355.7) ($325.8) Total Cash Flow $297 $435 $328 Source: PDC 2005-A December 31, 2010 Form 10-K. 21

Appendix Hedge Summary (continued) December 31, 2010 10K Hedging Table Collars Fixed-Price Swaps CIG Basis Protection Swaps Weighted Average Contract Price Quantity Quantity (Gas-Mmbtu Weighted Quantity Weighted Fair Value at Commodity/Index (Gas-Mmbtu) Floors Ceilings Oil-Bbls) Average (Gas-Mmbtu) Average December 31, 2010 Natural Gas CIG 01/01 - 03-31/2011 53,565 $ 4.75 $ 9.45 - $ - - $ - $ 41,587 NYMEX 01/01 - 03-31/2011 21,022 5.75 8.30 38,758 6.81 59,780 (1.88) $ 35,619 04/01 - 06/30/2011 - - - 113,252 6.78 113,252 (1.88) $ 108,994 07/01 - 12/31/2011 - - - 111,525 6.73 111,525 (1.88) $ 87,339 10/01 - 12/31/2011 - - - 108,454 6.78 108,454 (1.88) $ 55,623 2012 28,595 6.00 8.27 379,097 6.98 407,691 (1.88) $ 175,943 2013 - - - 373,459 7.12 373,459 (1.88) $ 156,508 Total Natural Gas 103,182 1,124,545 1,174,161 $ 661,613 Oil Nymex 1Q 2011 - - - 1,476 70.75 - - $ (30,661) 2Q 2011 - - - 1,487 70.75 - - $ (32,956) 3Q 2011 - - - 1,483 70.75 - - $ (33,528) 4Q 2011 - - - 1,503 70.75 - - $ (34,025) Total Oil - 5,949 - $ (131,170) Total Natural Gas and Oil $ 530,443 Source: PDC 2005-A December 31, 2010 Form 10K 22

Appendix Comparable Historical Cash Flow Metrics Historical Cash Flow Metrics1 (dollars in millions, except per unit values) Z - Score (2)2006A 2007A 2008A 2009A 2010A 06A - '10A PDC 2005-A Distributable Cash Flow $14.7 $6.5 $5.4 $3.8 $3.1 0.6 % Change -142.1% -55.9% -17.1% -28.8% -17.7% Cabot Oil Gas Corporation Distributable Cash Flow $587.8 $486.2 $640.9 $595.7 $591.3 0.1 % Change 54.2% -17.3% 31.8% -7.1% -0.7% Berry Petroleum Co. Distributable Cash Flow $249.1 $297.4 $339.8 $222.9 $331.6 0.2 % Change 36.0% 19.4% 14.3% -34.4% 48.8% Comparable Bill Barrett Corp. Distributable Cash Flow $256.9 $266.4 $432.5 $408.9 $471.3 0.2 EP % Change 29.7% 3.7% 62.3% -5.4% 15.3% Companies Warren Resources Inc. Distributable Cash Flow $13.4 $24.3 $57.2 $8.9 $44.8 0.6 % Change NMF 81.3% 135.4% -84.5% 404.2% Gasco Energy Inc. Distributable Cash Flow $10.2 $5.6 $30.6 ($1.7) $15.1 0.9 % Change 84.1% -45.4% 448.1% -105.5% -991.9% Double Eagle Petroleum Co. Distributable Cash Flow $9.5 $20.3 $30.2 $22.8 $30.1 0.3 % Change -17.1% 113.6% 48.5% -24.5% 32.0% Petroleum Development Corporation Distributable Cash Flow $367.5 $134.2 $319.0 $54.0 $147.5 0.6 % Change 370.2% -63.5% 137.7% -83.1% 173.3% Breitburn Energy Partners L.P. Distributable Cash Flow $74.2 ($16.9) $569.6 $13.2 $158.2 1.3 % Change 32.3% -122.8% -3470.4% -97.7% 1095.8% EV Energy Partners LP MLPs Distributable Cash Flow $26.7 $33.3 $266.2 $59.2 $169.9 0.8 % Change 8.7% 24.6% 700.1% -77.8% 187.2% Constellation Energy Partners LLC Distributable Cash Flow $23.6 $38.2 $86.3 $69.8 $84.3 0.4 % Change 33.4% 62.1% 126.0% -19.1% 20.7% (1) Distributable Cash Flow Net Income from Continuing Operations + Depreciation, Depletion and Amortization + Exploration Expense + Deferred Taxes + Stock Based Compensation. (2) Z Score = Standard Deviation of the set / Arithmetic Mean of the set. Source: Company filings and CapitalIQ. 23

Appendix EBITDA Build-Up Per Reserve Class EBITDA Summary 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder NYMEX Strip - 04/06/2011 West Texas Intermediate ($/BBL) $110.25 $108.59 $105.17 $103.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 Henry Hub ($/MMBTU) $4.47 $4.97 $5.37 $5.74 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 PDP Production Oil (MBBL) 12 15 13 11 10 10 9 8 7 6 5 4 4 3 3 8 PP (MBBL) 2 3 2 2 2 2 2 1 1 1 1 1 1 1 1 2 Gas (MMCF) 403 545 498 461 430 402 376 353 330 310 290 260 243 228 213 1,369 Total PDP Production (MMCFE) 485 648 588 542 503 469 437 408 380 352 327 289 269 251 233 1,430 100% 728 648 588 542 503 469 437 408 380 352 327 289 269 251 233 1,430 PDP Revenues Oil Revenue $1,186 $1,462 $1,229 $1,081 $972 $889 $805 $724 $646 $558 $471 $378 $329 $295 $242 $763 Other Revenue $129 $160 $134 $118 $106 $97 $89 $81 $73 $65 $58 $48 $43 $38 $31 $103 Gas Revenue 1,382 2,140 2,155 2,167 2,173 2,032 1,903 1,784 1,671 1,566 1,468 1,315 1,228 1,153 1,080 6,928 Total PDP Revenue $2,697 $3,761 $3,518 $3,366 $3,251 $3,018 $2,797 $2,589 $2,389 $2,189 $1,997 $1,740 $1,601 $1,486 $1,353 $7,794 PDP Expenses Ad Valorem Tax $85 $110 $98 $90 $83 $76 $71 $65 $59 $54 $48 $42 $38 $35 $31 $168 Production Tax 32 43 39 36 34 31 29 27 26 24 22 20 19 18 16 105 Operating Expense 607 875 853 845 838 831 817 799 775 741 710 622 600 588 560 3,752 Other Expense 6 17 0 0 0 0 17 9 27 18 25 53 0 18 17 340 GA Expenses 131 174 155 138 142 160 171 181 189 196 203 208 214 222 230 1,841 PDP EBITDA $1,836 $2,542 $2,372 $2,257 $2,154 $1,919 $1,691 $1,508 $1,313 $1,155 $987 $796 $730 $604 $499 $1,589 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder PUD Production Oil (MBBL) 0 10 19 30 28 20 16 14 12 11 10 9 8 7 7 37 PP (MBBL) 0 2 5 7 6 4 4 3 3 2 2 2 2 2 2 9 Gas (MMCF) 0 32 60 88 78 56 46 40 35 32 29 26 24 22 20 119 Total PUD Production (MMCFE) 0 108 203 307 282 203 163 139 122 110 99 91 84 76 70 399 100% 0 144 271 410 376 270 218 186 163 146 133 121 112 101 93 532 PUD Revenues Oil Revenue $0 $1,033 $1,851 $2,822 $2,623 $1,873 $1,500 $1,269 $1,108 $988 $894 $817 $751 $681 $624 $3,487 PP Revenue $0 $155 $291 $393 $350 $253 $206 $177 $157 $142 $129 $119 $109 $99 $91 $542 Gas Revenue 0 125 257 409 388 282 230 198 175 158 144 133 122 111 102 596 Total PUD Revenue $0 $1,313 $2,399 $3,624 $3,361 $2,408 $1,936 $1,644 $1,440 $1,288 $1,168 $1,068 $982 $891 $817 $4,625 PUD Expenses Ad Valorem Tax $0 $45 $84 $129 $120 $86 $69 $58 $51 $46 $41 $38 $35 $32 $29 $164 Production Tax $0 $2 $5 $7 $6 $5 $4 $3 $3 $2 $2 $2 $2 $2 $2 $9 Operating Expense $0 $16 $24 $31 $34 $34 $37 $50 $64 $86 $106 $146 $158 $155 $172 $1,591 Other Expense $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 GA Expenses 0 29 54 78 80 69 64 62 61 61 62 65 67 67 69 514 PUD EBITDA $0 $1,221 $2,233 $3,379 $3,122 $2,216 $1,763 $1,471 $1,261 $1,093 $956 $817 $720 $635 $545 $2,348 Note: Operating projections and production figures based on reserve report dated as of February 2, 2011 from Ryder Scott Company Petroleum Consultants provided by Company management. Risking for proven reserves - PDP: 100%, PUD: 75%. 24

Appendix EBITDA Build-Up Per Reserve Class EBITDA Summary 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder NYMEX Strip - 04/06/2011 West Texas Intermediate ($/BBL) $110.25 $108.59 $105.17 $103.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 $102.24 Henry Hub ($/MMBTU) $4.47 $4.97 $5.37 $5.74 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 $6.10 PDP Production Oil (MBBL) 12 15 13 11 10 10 9 8 7 6 5 4 4 3 3 8 PP (MBBL) 2 3 2 2 2 2 2 1 1 1 1 1 1 1 1 2 Gas (MMCF) 403 545 498 461 430 402 376 353 330 310 290 260 243 228 213 1,369 Total PDP Production (MMCFE) 485 648 588 542 503 469 437 408 380 352 327 289 269 251 233 1,430 100% 728 648 588 542 503 469 437 408 380 352 327 289 269 251 233 1,430 PDP Revenues Oil Revenue $1,186 $1,462 $1,229 $1,081 $972 $889 $805 $724 $646 $558 $471 $378 $329 $295 $242 $763 Other Revenue $129 $160 $134 $118 $106 $97 $89 $81 $73 $65 $58 $48 $43 $38 $31 $103 Gas Revenue 1,382 2,140 2,155 2,167 2,173 2,032 1,903 1,784 1,671 1,566 1,468 1,315 1,228 1,153 1,080 6,928 Total PDP Revenue $2,697 $3,761 $3,518 $3,366 $3,251 $3,018 $2,797 $2,589 $2,389 $2,189 $1,997 $1,740 $1,601 $1,486 $1,353 $7,794 PDP Expenses Ad Valorem Tax $85 $110 $98 $90 $83 $76 $71 $65 $59 $54 $48 $42 $38 $35 $31 $168 Production Tax 32 43 39 36 34 31 29 27 26 24 22 20 19 18 16 105 Operating Expense 607 875 853 845 838 831 817 799 775 741 710 622 600 588 560 3,752 Other Expense 6 17 0 0 0 0 17 9 27 18 25 53 0 18 17 340 G A Expenses 131 174 155 138 142 160 171 181 189 196 203 208 214 222 230 1,841 PDP EBITDA $1,836 $2,542 $2,372 $2,257 $2,154 $1,919 $1,691 $1,508 $1,313 $1,155 $987 $796 $730 $604 $499 $1,589 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder PUD Production Oil (MBBL) 0 10 19 30 28 20 16 14 12 11 10 9 8 7 7 37 PP (MBBL) 0 2 5 7 6 4 4 3 3 2 2 2 2 2 2 9 Gas (MMCF) 0 32 60 88 78 56 46 40 35 32 29 26 24 22 20 119 Total PUD Production (MMCFE) 0 108 203 307 282 203 163 139 122 110 99 91 84 76 70 399 100% 0 144 271 410 376 270 218 186 163 146 133 121 112 101 93 532 PUD Revenues Oil Revenue $0 $1,033 $1,851 $2,822 $2,623 $1,873 $1,500 $1,269 $1,108 $988 $894 $817 $751 $681 $624 $3,487 PP Revenue $0 $155 $291 $393 $350 $253 $206 $177 $157 $142 $129 $119 $109 $99 $91 $542 Gas Revenue 0 125 257 409 388 282 230 198 175 158 144 133 122 111 102 596 Total PUD Revenue $0 $1,313 $2,399 $3,624 $3,361 $2,408 $1,936 $1,644 $1,440 $1,288 $1,168 $1,068 $982 $891 $817 $4,625 PUD Expenses Ad Valorem Tax $0 $45 $84 $129 $120 $86 $69 $58 $51 $46 $41 $38 $35 $32 $29 $164 Production Tax $0 $2 $5 $7 $6 $5 $4 $3 $3 $2 $2 $2 $2 $2 $2 $9 Operating Expense $0 $16 $24 $31 $34 $34 $37 $50 $64 $86 $106 $146 $158 $155 $172 $1,591 Other Expense $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 GA Expenses 0 29 54 78 80 69 64 62 61 61 62 65 67 67 69 514 PUD EBITDA $0 $1,221 $2,233 $3,379 $3,122 $2,216 $1,763 $1,471 $1,261 $1,093 $956 $817 $720 $635 $545 $2,348 Note: Operating projections and production figures based on reserve report dated as of February 2, 2011 from Ryder Scott Company Petroleum Consultants provided by Company management. Risking for proven reserves - PDP: 100%, PUD: 75%. 24 Selected PDC 2005-A Historical and Appendix Projected Financial Data Historical Projected Financial Data (dollars in millions) 5-Year Projected CAGR1 Average 2006A 2007A 2008A 2009A 2010A 8 Mo. '11E 2012E 2013E 2014E 2015E 5 Year Reported Revenue $7.8 $16.2 $8.0 $7.4 $3.3 $4.1 $2.7 $5.1 $5.9 $7.0 $6.6 10.3% Revenue Growth % 39.7% -7.2% -55.9% 24.0% 25.4% 16.6% 18.1% -5.4% Add: Commodity price risk management (loss) gain, net 1.4 (0.7) 3.0 (1.1) 2.2 0.3 0.4 0.3 0.0 0.0 Less: Natural Gas and Oil Production Costs (1.7) (1.9) (1.9) (1.5) (1.4) (0.7) (1.1) (1.1) (1.1) (1.1) Less: General Administrative Expenses (0.2) (0.1) (0.3) (0.4) (0.2) (0.1) (0.2) (0.2) (0.2) (0.2) Less: Accretion of Asset Retirement Obligations (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) Add: Unrealized loss (gain) on derivative transactions (1.0) 1.1 (2.8) 3.6 (1.5) 0.0 0.0 0.0 0.0 0.0 EBITDA $6.7 $14.7 $6.5 $5.4 $3.8 $3.2 $2.1 $4.2 $4.9 $5.6 $5.2 10.5% EBITDA Margin % 86.1% 90.3% 80.9% 72.7% 117.6% 78.7% 78.4% 82.2% 82.9% 80.2% 79.4% Less: Depreciation, Depletion and Amortization (6.3) (3.7) (2.9) (3.5) (2.7) (1.1) (1.2) (1.3) (1.6) (1.7) EBIT $2.9 $8.3 $2.7 $2.5 $0.3 $0.5 $1.0 $3.0 $3.6 $4.0 $3.5 45.5% EBIT Margin % 37.1% 51.2% 34.0% 34.1% 10.6% 13.3% 37.1% 59.4% 60.1% 57.0% 53.1% Less: Interest Expense, net (0.1) (0.1) (0.1) (0.0) 0.0 0.0 0.0 0.0 0.0 0.0 Adjusted Pre-tax Income $8.4 $2.8 $2.6 $0.4 $0.5 $1.0 $3.0 $3.6 $4.0 $3.5 Less: Taxes @ 0.0% 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Net Income $2.9 $8.4 $2.8 $2.6 $0.4 $0.5 $1.0 $3.0 $3.6 $4.0 $3.5 45.5% Net Income Margin % 37.9% 51.9% 35.2% 35.0% 11.6% 13.3% 37.1% 59.4% 60.1% 57.0% 53.1% (1) CAGR refers to Compound Annual Growth Rate. Source: Historical are from public filings. Projections are based on the Reserve Report from Ryder Scott dated as of February 2, 2011. 25